Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-125175-99, 333-122569-99 and 333-115178-99) pertaining to the Share Incentive Plan of Global Indemnity Limited of our reports dated March 14, 2016, with respect to the consolidated financial statements and schedules of Global Indemnity plc and the effectiveness of internal control over financial reporting of Global Indemnity plc included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA

November 7, 2016